Exhibit 10.4

SEVENTH AMENDMENT OF LEASE

THIS SEVENTH AMENDMENT OF LEASE (this “Amendment”) is dated as of the 29th day of April, 2016, by and between CURO WESTFORD, LLC, a Massachusetts limited liability company (“Landlord”) and CYNOSURE, INC., a Delaware corporation (‘‘Tenant’’).

BACKGROUND:

A. Reference is made to the Lease between Glenborough Fund V, Limited Partnership, a Delaware limited partnership (“Original Landlord”), as landlord, and Tenant, as tenant, dated as of January 31, 2005 (the “Original Lease”), as amended by the First Amendment to Lease dated as of September 16, 2005, Second Amendment dated as of September 28, 2007 (the “Second Amendment”), Third Amendment dated as of July 1, 2011 (the “Third Amendment”), Fourth Amendment dated as of December 20, 2012, Fifth Amendment dated as of November 18, 2013 (the “Fifth Amendment”) and Sixth Amendment dated as of April 16, 2015 (the “Sixth Amendment;” as so amended, the “Lease”), demising approximately 82,027 rentable square feet in the building known as 5 Carlisle Road in Westford, Massachusetts (such space being the “Existing 5 Carlisle Space;” such building being the “5 Carlisle Building”) and 68,136 rentable square feet in the building known as 3 Carlisle Road in Westford, Massachusetts (such space being the “Existing 3 Carlisle Space;” collectively with the Existing 5 Carlisle Space, the “Existing Space;” such building being the “3 Carlisle Building”) at the complex known as “Westford Corporate Center” (the “Complex”). Capitalized terms used, but not defined herein, shall have the same meaning as in the Lease.

B. Landlord is the successor to Original Landlord, and Landlord and Tenant are the current holders, respectively, of the landlord’s and tenant’s interests in the Lease.

C. The term of the Lease expires on May 17, 2027.

D. Landlord and Tenant now desire to (i) extend the term of the Lease beyond May 17, 2027 for an additional one (1) year period, (ii) add to the Existing Space an additional approximately 7,375 rentable square feet of space on the first floor of the 3 Carlisle Building, and (iii) amend the Lease in certain other respects, all as hereinafter set forth.

AGREEMENTS:

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree to amend the Lease as follows:

1. Extension of Existing Space Term. The term of the Lease with respect to the Existing Space is hereby extended beyond May 17, 2027 for the one (1) year period beginning on May 18, 2027 (the “Additional One-Year Period Commencement Date”) and ending on May 17, 2028 (the “Additional One-Year Period”). The Additional One-Year Period with respect to the Existing Space shall be upon all of the same terms and conditions of the Lease in effect as of the date hereof except as otherwise set forth herein. Tenant acknowledges and agrees that it currently occupies the Existing Space and is familiar with the condition thereof and that the Existing Space is leased to Tenant in “As-Is” condition without any representation or warranty, express or implied, as to the condition or fitness for Tenant’s use thereof. Tenant agrees that Landlord has no work to perform in or on the Existing Space to prepare same for Tenant’s use and occupancy, or otherwise.

2. Inclusion of Seventh Amendment Space. Subject to Section 10 below, effective as of the date that Landlord tenders delivery of possession of the Seventh Amendment Space (as defined below) to Tenant (the “Seventh Amendment Space Commencement Date”), there shall be added to the Premises under the Lease the approximately 7,375 rentable square feet of space on the first floor of the 3 Carlisle Building more particularly shown as the “Seventh Amendment Space” on Exhibit A, Seventh Amendment attached hereto (the “Seventh Amendment Space”). After delivery of the Seventh Amendment Space to Tenant and at Landlord’s written request, Tenant shall execute a written acknowledgment of the Seventh Amendment Space Commencement Date in the form attached hereto as Exhibit B, Seventh Amendment, and by this reference it shall be incorporated within the Lease.

The term of the Lease for the Seventh Amendment Space shall be the period beginning on the Seventh Amendment Space Commencement Date and ending on May 17, 2028 (the “Seventh Amendment Space Term”). Subject to Section 10 below, Landlord anticipates delivering possession of the Seventh Amendment Space to Tenant on or before September 1, 2016; provided, however, that if Landlord, for any reason whatsoever, cannot tender delivery of possession of the Seventh Amendment Space to Tenant on or before September 1, 2016, this Amendment shall not be void or voidable, nor shall Landlord be liable for any loss or damage resulting therefrom. In the event that Landlord fails to deliver possession of the Seventh Amendment Space on or before October 1, 2016 due to the existing tenant, Aerotek, Inc. (“Aerotek”), failing to vacate and surrender the Seventh Amendment Space prior to such date, Landlord shall take commercially reasonable efforts to cause the existing tenant or occupant to vacate the Leased Premises, which commercially reasonable efforts shall include commencing summary process proceedings as soon as reasonably practical after November 1, 2016 to evict Aerotek. Notwithstanding the foregoing, but subject to Section 10 below, delays caused by force majeure and delays caused by Tenant, including, without limitation, any default by Tenant under the Lease, in the event that Landlord fails to tender delivery of possession of the Seventh Amendment Space to Tenant on or before February 1, 2017, Tenant shall be entitled to a day-for-day rental abatement for the Seventh Amendment Space, only, for each day beyond February 1, 2017 (as so extended, as applicable) that Landlord fails to tender delivery of possession of the Seventh Amendment Space to Tenant. Tenant’s inability or failure to take possession of the Seventh Amendment Space when delivery is tendered by Landlord shall not delay the Seventh Amendment Space Commencement Date or Tenant’s obligation to pay Base Rent with respect thereto, subject to such rental abatement.

All of the terms and provisions of the Lease, except to the extent inconsistent with the terms of this Amendment, shall be applicable to Tenant’s leasing of the Seventh Amendment Space. As of the Seventh Amendment Space Commencement Date, the Premises under the Lease shall consist of the Existing Space and the Seventh Amendment Space. Subject to Section 10 below, Landlord and Tenant agree that the provisions of Section XIII of the Fifth Amendment shall not apply to the Seventh Amendment Space.

3. “As-Is” Condition of Seventh Amendment Space. The Seventh Amendment Space shall be leased to Tenant as of, and Landlord shall tender delivery of possession thereof to Tenant on, the Seventh Amendment Space Commencement Date in its “as is” condition as of the date of this Amendment (provided that the same shall be in broom clean condition and free of all tenants and/or occupants and their personal property), without any obligation on the part of Landlord to perform any construction therein, to prepare the same for Tenant’s occupancy or otherwise, to provide any abatement or free rent period not set forth in this amendment or to pay any allowances therefor, except for Landlord’s contribution of the Seventh Amendment Space Allowance pursuant to Section 10 below. Without limiting the generality of the foregoing, the penultimate sentence of Section 9.2 of the Original Lease shall not apply to, and shall have no force or effect with respect to, the Seventh Amendment Space.

4. Payment of Base Rent and Additional Rent during Additional One-Year Period with respect To Existing Space. Throughout the Additional One-Year Period, in addition to all other amounts due and payable by Tenant under the Lease, Tenant shall pay to Landlord monthly installments of Base Rent attributable to the Existing Space as follows and otherwise as set forth in the Base Rent payment provisions of the Lease:

Period	Annual Rate Per Square Foot	Annual Base Rent	Monthly Base Rent
May 18, 2027 – May 17, 2028	$24.75	$3,716,534.00	$309,711.19

In addition to the payment of Base Rent for the Existing Space, for and during the Additional One-Year Period, Tenant shall also pay Additional Rent attributable to the Existing Space, including, without limitation, for Tax Costs and Operating Expenses in accordance with Sections 6.3 (as amended by Section VI.D of the Fifth Amendment) and 6.4 of the Original Lease and electricity payments in accordance with Section 10 of the Original Lease.

5. Payment of Base Rent For Seventh Amendment Space. Commencing on the date that is the earlier of (i) the date on which Tenant commences its operations in the Seventh Amendment Space or (ii) the date that is ninety (90) days after the Seventh Amendment Space Commencement Date (the “Seventh Amendment Space Rent Commencement Date”) and continuing throughout the remainder of the Seventh Amendment Space Term, in addition to all other amounts due and payable by Tenant under the Lease, Tenant shall pay to Landlord monthly installments of Base Rent attributable to the Seventh Amendment Space as follows and otherwise as set forth in the Base Rent payment provisions of the Lease:

Period	Annual Rate Per Square Foot	Annual Base Rent	Monthly Base Rent
Seventh Amendment Space Rent Commencement Date[1] – May 17, 2018	$20.75	$153,031.25	$12,752.60
May 18, 2018 – May 17, 2027	$22.75	$167,781.25	$13,981.77
May 18, 2027 – May 17, 2028	$24.75	$182,531.25	$15,210.94

6. Payment of Additional Rent For and During Seventh Amendment Space Term For Seventh Amendment Space. For and during the Seventh Amendment Space Term, Tenant shall pay the Additional Rent attributable to the Seventh Amendment Space, including without limitation for Tax Costs and Operating Expenses in accordance with Sections 6.3 (as amended by Section VI.D of the Fifth Amendment) and 6.4 of the Original Lease; provided, however, that with respect to such payments for the Seventh Amendment Space only:

[1]	If the Seventh Amendment Space Rent Commencement Date shall not be the first day of a calendar month, Tenant shall be responsible for payment of the partial month of Base Rent for the Seventh Amendment Space, during the calendar month in which the Seventh Amendment Space Rent Commencement Date occurs, on a pro rata basis at the monthly rate of $12,752.60.

(a)	“Tenant’s Proportionate Share” shall be deemed to be a reference to 8.59%; and

(b)	“Base Year” shall be deemed to be a reference to calendar year 2017 with respect to Operating Expenses and fiscal year 2017 (i.e., July 1, 2016 to June 30, 2017) with respect to Tax Costs.

7. Tenant’s Proportionate Share for Other Space in the 3 Carlisle Building. Notwithstanding the provisions of Section V.A of the Fifth Amendment and Section III of the Sixth Amendment, effective as of the date hereof, Tenant’s Proportionate Share attributable to each of (a) the 2nd Floor-3 Carlisle Expansion Space, Area A-3 Carlisle Expansion Space and the Area B-3 Carlisle Expansion Space (as such terms are defined the Fifth Amendment), and (b) the Expansion Space (as defined in the Sixth Amendment) shall be based on 85,854 of rentable square feet in the 3 Carlisle Building and shall be as set forth below for all purposes of the Lease:

(a)	2nd Floor-3 Carlisle Expansion Space (as defined in the Fifth Amendment) (33,737 rentable square feet):

39.30% (based on 85,854 rentable square feet of space in the 3 Carlisle Building);

(b)	Area A-3 Carlisle Expansion Space (as defined in the Fifth Amendment) (20,988 rentable square feet):

24.45% (based on 85,854 rentable square feet of space in the 3 Carlisle Building);

(c)	Area B-3 Carlisle Expansion Space (as defined in the Fifth Amendment) (7,789 rentable square feet):

9.07% (based on 85,854 rentable square feet of space in the 3 Carlisle Building);

(d)	Expansion Space (as defined in the Sixth Amendment) (5,622 rentable square feet):

6.55% (based on 85,854 rentable square feet of space in the 3 Carlisle Building)

8. Electricity Payments For Seventh Amendment Space During Seventh Amendment Space Term. The consumption of electricity in the Seventh Amendment Space is measured by a separate meter. Tenant shall pay for electricity consumption in the Seventh Amendment Space in accordance with Section 10 of the Original Lease.

9. Seventh Amendment Space Allowance. So long as Tenant is not in default under the Lease, and no event or condition exists which with the giving of notice and/or the expiration of any grace period would constitute a default under the Lease, Landlord shall provide to Tenant an amount not to exceed $73,750 (the “Seventh Amendment Space Allowance”) in the aggregate to be applied towards all so-called “hard” and “soft” costs of construction incurred by Tenant after the date of this Amendment in performing improvements and alterations to the Seventh Amendment Space; provided, however, that no more than ten percent (10%) of the Seventh Amendment Space Allowance shall be used for architectural, engineering and other “soft” costs of construction. Disbursements of the Seventh Amendment Space Allowance shall be made in one lump sum by Landlord within thirty (30) days following (i) Tenant’s occupancy of the Seventh Amendment Space for purposes of conducting its business operations, (ii) the issuance of a certificate of occupancy for the Seventh Amendment Space (if applicable) and any other required municipal sign-offs, and (iii) Landlord’s receipt of Tenant’s written request, which request shall be accompanied by customary documentation supporting the charges for completion of such improvements and alterations. Such documentation shall be of a scope and detail sufficient to satisfy a commercial construction lender operating in the market area in which the Complex is located and shall include copies of paid invoices and, to the extent applicable, partial lien waivers or full lien waivers (in the case of the final disbursement).

Any alterations and improvements to the Seventh Amendment Space by Tenant shall be subject to the requirements set forth in Section 12.3 of the Original Lease (as amended by Section XVIII.E of the Fifth Amendment). In addition, Tenant’s compliance with Section 12.3 of the Original Lease (as amended by Section XVIII.E of the Fifth Amendment) shall be a condition to Landlord’s obligation hereunder to make any disbursement of the Seventh Amendment Space Allowance.

10. Amendment Conditioned on Termination of Aerotek Lease. Tenant acknowledges that Aerotek currently occupies the Seventh Amendment Space pursuant to a lease between Landlord and Aerotek (the “Aerotek Lease”). Landlord shall use reasonable efforts to enter into an early lease termination agreement with Aerotek (the “Aerotek Early Termination Agreement”) for an early termination date of not later than August 31, 2016. Unless Landlord notifies Tenant in writing (which notice may be by e-mail to Tenant sent to the following e-mail address: tbaker@cynosure.com) on or before July 1, 2016 that Landlord has entered into the Aerotek Early Termination Agreement, then this Amendment shall be null and void and of no further force and effect and neither Landlord nor Tenant shall have any liability hereunder.

11. Parking. Notwithstanding any contrary provision in the Lease (including, without limitation, Section 2.12 of the Original Lease (as amended by Section V of the Third Amendment and Section XIV of the Fifth Amendment), as of the Seventh Amendment Space Commencement Date, Tenant shall have vehicular access to the parking spaces located at the Complex at the ratio of 3.3 parking spaces per 1,000 rentable square feet of the Premises on a first-come-first-serve, non-reserved basis.

12. Tenant’s Right to Recapture Common Hallway. At Tenant’s option, upon thirty (30) days’ prior written notice to Landlord, Tenant may lease from Landlord the portion of the common hallway on the first floor of the 3 Carlisle Building shown as “Common Hallway” (the “Common Hallway”) on the plan attached hereto as Exhibit 2A (the “Common Hallway Expansion Option”); provided, that Tenant may exercise the Common Hallway Expansion Option with respect to the entire Common Hallway only and not with respect to a portion of the Common Hallway. If Tenant exercises the Common Hallway Expansion Option, the Common Hallway shall be leased to Tenant (a) at the same per-square-foot Base Rent rental rate (as the same may change from time to time) and same Base Year applicable to the Seventh Amendment Space as of the date that the term for the Common Hallway commences (the “Common Hallway Commencement Date”), (b) for a term coterminous with the Seventh Amendment Space Term, and (c) on the same terms and conditions applicable to the Seventh Amendment Space, except to the extent inconsistent with the provisions of this Section 12. In such event, Tenant shall be responsible for Additional Rent attributable to the Common Hallway, including without limitation for Tax Costs and Operating Expenses in accordance with Sections 6.3 (as amended by Section VI.D of the Fifth Amendment) and 6.4 of the Original Lease based on a calculation of Tenant’s Proportionate Share attributable to the Common Hallway to be reasonably determined by Landlord. In addition, consistent with the provisions of Section 9 hereof, Landlord shall contribute to Tenant an allowance to be used by Tenant for construction of tenant improvements in the Common Hallway at the rate of up to $10.00 per rentable square foot of the Common Hallway (the “Common Hallway Allowance”); provided, however, that the rate used to calculate the Common Hallway Allowance shall be prorated, as of the Common Hallway Commencement Date, based on the percentage of the Seventh

Amendment Space Term that has elapsed as of such date (for example, if half of the Seventh Amendment Space Term has elapsed by the Common Hallway Commencement Date, the rate used to calculate such Common Hallway Allowance will equal $5.00 per rentable square foot of the Common Hallway). If Tenant exercises the Common Hallway Expansion Option, then the parties shall enter into an amendment of the Lease to include the Common Hallway within the Premises on the terms set forth in this Section 12 within fifteen (15) days after Landlord’s receipt of Tenant’s notice exercising the Common Hallway Expansion Option; however, the failure of Tenant to execute such amendment within said time period shall not relieve Tenant of its obligation to lease the Common Hallway on the terms set forth in this Section 12.

Tenant acknowledges that the Common Hallway is not a separately demised space. If Tenant exercises the Common Hallway Expansion Option, as part of the tenant improvements constructed by Tenant in the Common Hallway, and in accordance with the procedures set forth in Section 9 of this Amendment and Section 12.3 of the Original Lease (as amended by Section XVIII.E of the Fifth Amendment), Tenant shall (a) demise the Common Hallway and combine the Common Hallway with the Existing 3 Carlisle Space, as applicable, and (b) separate any utility and building systems currently serving the Common Hallway and shall cause such utility and building systems to be combined with the utility and building systems currently serving the Existing 3 Carlisle Space, and in a manner that does not interfere or adversely affect any utility or building systems serving any other portion of the 3 Carlisle Building. Tenant shall perform the demising work in a manner that avoids interruption with adjacent areas of the 3 Carlisle Building, including, without limitation, the lobby of the 3 Carlisle Building.

13. Inapplicable Provisions and Exhibits of Lease. The following provisions and exhibits are hereby deleted from the Lease and no longer of any force or effect: Section 4 of the Original Lease, Exhibit D to the Original Lease, Section 37 of the Addendum to the Original Lease, Exhibit B to the Second Amendment, Section VII of the Third Amendment, Exhibit B to the Fifth Amendment and Schedule B-1 to the Fifth Amendment.

14. Brokers. Landlord and Tenant each represents and warrants to the other party that it has not authorized, retained or employed, or acted by implication to authorize, retain or employ, any real estate broker or salesman to act for it or on its behalf in connection with this Amendment so as to cause the other party to be responsible for the payment of a brokerage commission, except for Transwestern | RBJ and Newmark Grubb Knight Frank (collectively, the “Brokers”). Any fees payable to the Brokers are the responsibility of Landlord pursuant to separate written agreement with the Brokers. Landlord and Tenant shall each indemnify, defend and hold the other party harmless from and against any and all claims by any real estate broker or salesman (other than the Brokers) whom the indemnifying party authorized, retained or employed, or acted by implication to authorize, retain or employ, to act for the indemnifying party in connection with this Amendment.

15. Counterpart Execution. This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one fully executed original Amendment, binding upon the parties hereto, notwithstanding that all of the parties hereto may not be signatories to the same counterpart. Additionally, telecopied or e-mailed signatures may be used in place of original signatures on this Amendment. Landlord and Tenant intend to be bound by the signatures on the telecopied or e-mailed document, are aware that the other party will rely on the telecopied or e-mailed signatures, and hereby waive any defenses to the enforcement of the terms of this Amendment based on the form of signature.

16. Miscellaneous. In all other respects the Lease shall remain unmodified and shall continue in full force and effect, as amended hereby. The parties hereby ratify, confirm, and reaffirm all of the terms and conditions of the Lease, as amended hereby. Tenant represents and warrants to Landlord that, as of the date hereof, (a) Tenant is not in default under any of the terms and provisions of the Lease, (b) there are no uncured defaults or unfulfilled obligations on the part of Landlord under the Lease, and (c) no condition or circumstance exists which, with the giving of notice or the passage of time or both, would constitute a default by Landlord under the Lease. Tenant further acknowledges that Tenant has no defenses, offsets, liens, claims or counterclaims against Landlord under the Lease or against the obligations of Tenant under the Lease (including, without limitation, any rental payments or other charges due or to become due under the Lease).

17. Authorization to Execute. Tenant represents and warrants to Landlord that the person signing this Amendment on behalf of Tenant is duly authorized to execute and deliver this Amendment on behalf of Tenant in accordance with a duly adopted resolution or other applicable authorization of Tenant, and that this Amendment is binding upon Tenant in accordance with its terms. Further, if requested by Landlord, Tenant shall, within thirty (30) days after such request, deliver to Landlord a certified copy of a resolution or other applicable authorization of said organization authorizing or ratifying the execution of this Amendment.

18. No Reservation. Preparation of this Amendment by Landlord or Landlord’s attorney and the submission of this Amendment to Tenant for examination or signature is without prejudice and does not constitute a reservation, option or offer to lease the Premises. This Amendment shall not be binding or effective until this Amendment shall have been executed and delivered by each of the parties hereto, and Landlord reserves the right to withdraw this Amendment upon written notice to Tenant from consideration or negotiation at any time prior to Landlord’s execution and delivery of this Amendment, which withdrawal shall be without prejudice, recourse or liability.

[Signatures on Following Page]

IN WITNESS WHEREOF the parties hereto have executed this Seventh Amendment of Lease on the date first written above in multiple copies, each to be considered an original hereof, as a sealed instrument.

LANDLORD:

CURO WESTFORD, LLC, a Massachusetts limited liability company

By:	/s/ Steven Cox
Name: Steven Cox
Title: Manager

TENANT:

CYNOSURE, INC., a Delaware corporation

By:	/s/ Timothy W. Baker
Name: Timothy W. Baker
Title: President, Chief Operating Officer and Chief Financial Officer

Exhibit A, Seventh Amendment

Outline of Seventh Amendment Space and Common Hallway

This plan is intended only to show the general outline of the Seventh Amendment Space and the Common Hallway as of the date of this Amendment. Any depiction of interior windows, walls, cubicles, modules, furniture and equipment on this plan is for illustrative purposes only, but does not mean that such items exist. Landlord is not required to provide, install or construct any such items. It does not in any way supersede any of Landlord’s rights set forth in the Lease or this Amendment with respect to arrangements and/or locations of public parts of the 3 Carlisle Building. It is not necessarily to scale; any measurements or distances shown should be taken as approximate. The inclusion of elevators, stairways, electrical and mechanical closets, and other similar facilities for the benefit of occupants of the 3 Carlisle Building does not mean such items are part of the Seventh Amendment Space or the Common Hallway.

Exhibit B, Seventh Amendment

Acknowledgement of Seventh Amendment Space Commencement Date

This Acknowledgement of Seventh Amendment Space Commencement Date is dated as of                     , 2016, between Curo Westford, LLC, a Massachusetts limited liability company (“Landlord”), and Cynosure, Inc., a Delaware corporation (“Tenant”), who are the current holders, respectively, of the landlord’s and tenant’s interests in the lease dated as of January 31, 2005, as amended through the Seventh Amendment of Lease (the “Seventh Amendment”) dated as of April 29th, 2016 (as so amended, the “Lease”), covering certain premises located at 3 and 5 Carlisle Road in Westford, Massachusetts, as more particularly described in the Lease. All capitalized terms, if not defined herein, shall be defined as they are defined in the Seventh Amendment.

1. Tenant hereby confirms that Landlord has delivered possession of Seventh Amendment Space pursuant to the terms of the Seventh Amendment on                     , 2016, which date shall constitute the Seventh Amendment Space Commencement Date for all purposes of the Lease. Accordingly, the Seventh Amendment Space Rent Commencement Date is                     , 2016 for all purposes of the Lease.

2. This agreement, and each and all of the provisions hereof, shall inure to the benefit of, or bind, as the case may require, the parties hereto, and their respective heirs, successors, and assigns subject to the restrictions upon assignment and subletting contained in the Lease.

3. Each party represents and warrants to the other that it is duly authorized to enter into this agreement without the consent or approval of any other party and that the person signing on its behalf is duly authorized to sign on behalf of such party.

4. This agreement may be executed in one or more counterparts, including any facsimile or other electronic version of same, each of which shall be deemed an original, but all of which when taken together shall constitute one agreement. Any facsimile or other electronic signature shall constitute a valid and binding method for executing this agreement. Executed counterparts of this document exchanged by facsimile transmission or other electronic means shall be fully enforceable.

LANDLORD:		TENANT:

Curo Westford, LLC,		Cynosure, Inc., a Delaware corporation
a Massachusetts limited liability company

By:	/s/ Steven Cox	By:	/s/ Timothy W. Baker
Name: Steven Cox		Name: Timothy W. Baker
Its:	Manager	Its:	President, Chief Operating Officer and Chief Financial Officer